EXHIBIT 2.1

AGREEMENT OF TRANSFER

AGREEMENT OF TRANSFER, dated as of July 5, 2010 (the “Agreement”), by and between Medical Design Studios, Inc., a Nevada corporation (“Medical Design”), and a newly-formed Delaware corporation controlled by Justin N. Craig (“Craig”).

WITNESSETH:

WHEREAS, Medical Design desires to transfer to Craig certain operating assets owned by Medical Design, subject to related liabilities, under the terms and conditions set forth herein, including, without limitation, the assumption of certain liabilities as provided herein;

WHEREAS, Craig desires to obtain from Medical Design said operating assets, subject to related liabilities, under the terms and conditions set forth herein and to assume said liabilities as provided herein; and

WHEREAS, the Board of Directors and holders of a majority of the outstanding shares of common stock of Medical Design believe that the transfer of the Assets (as defined below) to Craig is in the best interests of Medical Design and its stockholders and that the cash purchase price and other valuable consideration being delivered hereunder by Craig represents the fair value of the Assets being transferred to Craig;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained and subject to the terms and conditions hereinafter set forth, it is hereby agreed as follows:

1.	Conveyance of Assets to Craig.

1.1           At the Closing (as defined in Section 6.1 hereof), in exchange for payment of the cash purchase price of $100.00 by Craig and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, subject to Sections 1.3 and 1.4 hereof, Medical Design shall transfer or cause to be transferred to Craig by executing and delivering the appropriate documents required to effect such transfer, all of the properties, assets, business and goodwill of every nature and disposition, tangible and intangible, whether real, personal or mixed and wherever located, of Medical Design, relating to the operations of the digital medical illustration and animation business (the “Business”) owned by Medical Design immediately prior to the Closing, including, without limitation (except as otherwise herein agreed), the following (the “Assets”):

(a)           All of the business and goodwill relating to the operations of the Business;

(b)           All of the machinery, equipment, furniture, fixtures and other personal property and all of the materials and supplies, owned by Medical Design and used in the operations of the Business;

(c)           All trademarks, service marks, tradenames, product names, process names, patent rights and copyrights and applications for and licenses and rights and interests to or with respect to patents, trademarks, service marks, tradenames, product names, process names and the goodwill associated therewith and copyrights, in each case owned or held by Medical Design or immediately prior to the Closing relating predominantly to the operations of the Business;

(d)           All real property, including leases thereof or other interests therein or rights to use thereof, owned or held by Medical Design immediately prior to the Closing relating to the operations of the Business; and

(e)           All contracts and contract rights held by Medical Design at the Closing relating to the operations of the Business.

1.2           In case of any dispute arising before or after the Closing as to the identity or existence of Assets relating to the operations of the Business or the existence of such a relationship or the transferability thereof, the determination of Medical Design, if made before the Closing, or the joint determination of Medical Design and Craig, if made after the Closing, shall be final, conclusive and binding upon Medical Design, Craig and all others claiming rights in or with respect to the Assets by, through or under Medical Design or Craig.

1.3           Anything in this Section 1 to the contrary notwithstanding, Medical Design shall retain and not transfer to Craig at the Closing (a) any cash held in escrow for Medical Design by its counsel, and (b) any books, records or other data and documents of every nature held by Medical Design at the Closing; provided, however, that Craig may retain copies of those documents relating exclusively to the operations of the Business.

1.4           Nothing herein shall be deemed to require the transfer of any of the Assets (tangible or intangible) which by their terms or operation of law cannot be assigned or transferred; provided, however, that Medical Design and Craig shall cooperate to obtain any necessary consents or approvals for the transfer of all Assets.  In the event that the parties are unsuccessful in obtaining necessary consents or approvals for the transfer of any of the Assets prior to the Closing, Medical Design shall (at the expense of Craig) hold such Assets and take such action as may be reasonably requested by Craig in order to place Craig, to the extent reasonably possible and consistent with the appropriate documents relating to such Assets, in the same position as would have existed had such consent or approval been obtained prior to the Closing and such part of the Assets transferred to Craig as contemplated hereby.  As and when such Assets become transferable, Medical Design will transfer such Assets forthwith to Craig and the assignment to Craig by Medical Design of any such Assets shall be deemed effective at the time such consent or approval is obtained.

2.           Assumption of Liabilities by Craig.

2.1           At the Closing, contemporaneously with the transfer of Assets and payment of the cash purchase price as specified in Section 1.1 above, Craig shall assume and agree to pay, perform or discharge when due (except while contested in good faith by appropriate proceedings) (a) all of the liabilities and debts of Medical Design thereof which relate to or arise out of the Assets or the operations of the Business, and (b) all known and unknown contingent or unliquidated liabilities of and claims against Medical Design of any kind and nature to the extent they relate to or arise out of the Assets or the operations of the Business.

2.2           In case of any dispute arising before or after the Closing as to the identity or existence of liabilities, debts, obligations or claims to be assumed by Craig or as to which Craig is to indemnify Medical Design, the determination of Medical Design, if made before the Closing, or the joint determination of Medical Design and Craig, if made after the Closing, shall be final, conclusive and binding upon Medical Design, Craig and all others claiming rights in or with respect to such assumptions and indemnities by, through, or under Medical Design or Craig.

3.           Indemnification Upon Transfer.

Without in any way limiting the provisions of Section 2 of this Agreement, at the Closing, Craig shall, contemporaneously with the transfer of Assets, indemnify and hold harmless Medical Design, its successors and its affiliates from and against any and all losses, liabilities, claims, damages, costs and expenses, mature or unmature, absolute or contingent, liquidated or unliquidated, known or unknown (including, without limitation, reasonable attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened, or any claim whatsoever) of any kind and nature which (a) relate to claims which arise out of the operations of the Business, both before and after the Closing, (b) are to be assumed by Craig pursuant to this Agreement, or (c) involve any breach of the representation made by Craig in Section 4.1 below insofar as the breach relates to the operations of the Business.

4.           SEC Matters.

4.1           So far as Craig is aware, all documents filed by Medical Design pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since July 16, 2007 (i) were prepared in accordance with the requirements of the Exchange Act and the rules and regulations thereunder, (ii) did not at the time they were filed contain any untrue statement of a material fact, and (iii) did not at the time they were filed omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. From the date as of which information is given in the most recent report filed by Medical Design under the Exchange Act to the date of this Agreement, except as contemplated or described in such report, Craig has no actual knowledge that there has been any material adverse change in, or any adverse development which materially affects, the business, results of operations or financial condition of Medical Design.

4.2           Craig shall assist Medical Design with the preparation and timely filing of the quarterly reports on Form 10-Q for the quarter ended March 31, 2010 and the quarter ending June 30, 2010.

5.           Condition of Goods Transferred; Disclaimers.

All goods (as such term is defined in the Uniform Commercial Code) to be conveyed pursuant to this Agreement at the Closing are expressly agreed to be conveyed “As Is” and “With All Faults.”  All Assets to be transferred by Medical Design to Craig pursuant to the provisions of this Agreement shall be transferred to Craig as is, where is, in the condition thereof and subject to the state of title thereto, the rights of any parties in possession, and the rights of ownership of others therein, and are subject to all applicable laws, rules, regulations, ordinances, licenses, permits, franchises, judgments, orders, decrees and other governmental actions, whether now in effect or hereafter taken, all without representations or warranties of any kind by Medical Design or any person acting or purporting to act on its behalf.  Medical Design makes no warranty or representation, express or implied, as to the title, design, condition, value, operation, workmanship, merchantability or suitability for a particular purpose of the Assets or any part thereof, or any other warranty or representation, express or implied, of any kind whatsoever with respect to the Assets or any part thereof.

6.           Closing Procedures.

6.1           The sale, transfer, assignment and delivery by Medical Design to Craig of the Assets referred to in Section 1 hereof, the assumption by Craig of the liabilities of Medical Design referred to in Section 2 hereof, and the indemnification referred to in Section 3 hereof shall take place at such time and place on July 5, 2010, or on such earlier date, as may be agreed to by Medical Design and Craig (such date being herein defined as the “Closing”).

6.2           At the Closing, (a) Medical Design and Craig shall execute and deliver an omnibus bill of sale and assignment and assumption agreement (the “Bill of Sale and Instrument of Assignment and Assumption”) effecting the transfer by Medical Design of the Assets to be transferred to Craig pursuant to Section 1 hereof and the assumption by Craig of liabilities pursuant to Section 2 hereof, which Bill of Sale and Instrument of Assignment and Assumption will include an indemnification agreement by Craig pursuant to Section 3 hereof, (b) Medical Design shall execute and deliver to Craig deeds effecting the transfer of the fee properties included in the Assets, (c) subject to Section 1.4 hereof, Medical Design and Craig shall execute and deliver assignments and assumptions, respectively, of the real property leases included in the Assets to be transferred to Craig and (d) Craig shall pay the cash purchase price.  Medical Design and Craig hereby agree that, to the extent that the Bill of Sale and Instrument of Assignment and Assumption and any other documents referred to herein which are to be delivered by Medical Design or Craig at the Closing are not sufficient for the purposes of effectuating the transactions contemplated by this Agreement, Medical Design and Craig (and their respective affiliates and successors) shall, after the Closing, make, execute, acknowledge and deliver such other and further instruments or documents as may be reasonably requested by either party for that purpose.

7.           Conditions Precedent to Closing.

The obligations of Medical Design to transfer the Assets and Craig to pay the cash purchase price pursuant to Section 1 hereof are subject to, and shall be conditioned upon, the fulfillment (or waiver by Medical Design or Craig, as the case may be) at or before the Closing of each of the following conditions:

(a)           Approvals.  All consents, approvals, authorizations, permits and orders with respect to the transactions contemplated by this Agreement which, in the opinion of Medical Design, may be required from any board of directors, shareholder, person, entity or court or governmental agency, authority or instrumentality, federal, state or local, having or asserting rights against or jurisdiction over any party hereto, the Assets or such transactions shall have been obtained and be valid and in full force and effect, unless the failure to obtain any such consent, approval, authorization, permit or order would not in the opinion of Medical Design have a material adverse effect on consummation of such transaction or on the business or financial condition, after the transfer of Assets pursuant to Section 1 hereof, of Craig.

(b)           No Litigation.  No action, suit, investigation or other proceeding shall be threatened or pending before any arbitrator, court or governmental agency which, in the opinion of Medical Design, presents a substantial risk of the restraint or prohibition of any of the transactions contemplated by this Agreement, or the recovery of material damages or other relief in connection with the transaction contemplated by this Agreement.

(c)           Assumption of Liabilities and Indemnification.  The assumption or indemnification by Craig of the liabilities of Medical Design referred to in Sections 2 and 3 hereof shall occur simultaneously with the transfer of Assets.

(d)           Resignations.  The executed resignations of Justin N. Craig and Kenneth Craig as a director and officer of Medical Design shall be delivered at the Closing and take effect immediately following the filing of the quarterly reports referenced in Section 4.2 above.

(e)           Final Accounting.  Justin N. Craig shall have provided to Medical Design all financial statement spreadsheets that support balance sheet and income statement accounts up to and including the date of Closing.

(f)            Proceedings.  All corporate and other proceedings taken or to be taken in connection with the consummation of the transactions contemplated hereby (including with respect to this Agreement) and all documents incident thereto shall be satisfactory in substance and form to Medical Design.

8.           Termination.

This Agreement may be terminated at any time prior to the Closing referred to in Section 6 hereof by Medical Design.  In the event of such termination, no party shall have any liability of any kind to any other party.

9.           Transfer Taxes.

Unless otherwise agreed, sales and use taxes, if any, and real property transfer, gains or documentary stamp taxes or recording fees imposed on the sale or transfer of the Assets by Medical Design in connection with the transfer thereof to Craig pursuant to this Agreement, or on the use thereof by Craig after such sale or transfer, shall be paid by Craig.

10.         Survival of Covenants.

Unless otherwise agreed, the covenants of the parties contained in this Agreement shall survive the Closing and any investigation by any party.

11.         Cooperation.

In order to effect the transfer of assets and assumption of liabilities contemplated by Sections 1 and 2 of this Agreement in an orderly manner, Craig and Medical Design (and their respective affiliates and successors) shall cooperate in, make, execute, acknowledge and deliver such other instruments and documents and take all such other actions as may reasonably be requested solely to effectuate the purposes of this Agreement and resolve any matters directly relating thereto or which are a consequence thereof not specifically dealt with herein, including, without limitation, respectively making available from time to time and at all reasonable times from and after the Closing (a) their respective internal financial, legal and tax personnel for consultation, advice and service, if any, and (b) full and complete access to (and permitting duplication thereof) books, records, contracts, documents, instruments, data and other information, but only insofar as same is necessary or useful in compliance with legal, tax or insurance requirements or is directly related to the transactions contemplated by this Agreement or the consequences thereof, in their respective possession or control or (to the extent possible) in the possession or control of persons or firms which have rendered services to or otherwise done business with either Medical Design or Craig (or any of their respective subsidiaries); provided, however, that neither party need make any person available to the other to the extent that doing so would unreasonably interfere with the performance by the person of services for his primary employer or would, in the sole judgment of Medical Design or its successors, not be in the best interest of Medical Design or its successors.  In addition to the foregoing, Medical Design and Craig each agrees to use its best efforts to make available to the other, upon another party’s written request, their respective officers, directors, employees and agents as witnesses to the extent that the same may reasonably be required in connection with any legal, administrative or other proceedings arising out of the transactions contemplated by this Agreement or arising out of acts, transactions or occurrences relating to the businesses of Medical Design prior to the Closing in which Medical Design or Craig, or their respective subsidiaries or successors, as the case may be, may, from time to time be involved; provided, however, that Medical Design and its successors shall have no such obligation if in the sole judgment of Medical Design or its successors making such person available would not be in the best interest of Medical Design or its successors.

12.         Release.  From and after the Closing, Craig (including, for this purpose, Justin N. Craig and Kenneth Craig as controlling persons) hereby and forever releases, discharges and waives all claims, demands, debts, losses, obligations, liabilities, costs, expenses, rights of action and causes of action, of every nature, character and description, at law or in equity, whether known or unknown, fixed or contingent, legal or equitable, arising under state, federal or any other law, which Craig now has or has ever had against Medical Design or against any past, present or future agents, representatives, stockholders, directors, employees, officers, affiliates, parent companies, subsidiaries, business associates, successors, assigns, heirs, administrators, executors or attorneys, relating to or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, including, without limitation, any claim relating to any matter directly or indirectly arising out of the operations of Medical Design, except for any claims Craig may have under this Agreement.

13.         Miscellaneous.

13.1         This Agreement, together with the Bill of Sale and Instrument of Assignment and Assumption, all agreements referred to herein and all other written agreements which may be entered into between the parties in connection herewith and therewith and the transactions contemplated hereby and all other documents and instruments delivered in connection herewith and therewith and the transactions contemplated hereby and thereby, set forth the full and complete understanding of the parties hereto with respect to the transactions contemplated hereby and shall not be amended other than by a written document executed by the parties hereto.

13.2         This Agreement shall inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and assigns, and no other person shall have any right or obligation hereunder.

13.3         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

13.4         This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.  Either party hereto may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with.  The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

13.5         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

13.6         This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Transfer to be duly executed and delivered as of the date first above written.

MEDICAL DESIGN STUDIOS, INC.

By:	/s/ Justin N. Craig
Justin N. Craig
President

By:	/s/ Justin N. Craig
Justin N. Craig